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                                                                     EXHIBIT 5.2

        [LETTERHEAD OF DOMINICK, FLETCHER, YEILDING, WOOD & LLOYD, P.A.]


                                             February 13, 2003

MEDQUEST, INC.
4300 North Point Parkway
Alpharetta, Georgia  30022

O'MELVENY & MYERS, LLP
30 Rockefeller Plaza
New York, New York  10112


            RE: REGISTRATION OF SECURITIES OF MEDQUEST, INC.


Ladies and Gentlemen:

      Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange up to One Hundred Eighty Million Dollars ($180,000,000.00) principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") by, among others, each of Imaging Services of Alabama, Inc., Dothan Diagnostic Imaging, Inc. and Mobile Open MRI, Inc., each an Alabama corporation, and Montgomery Open MRI, LLC and Norwood Diagnostic Imaging, LLC, each an Alabama limited liability company (together, the "Alabama Guarantors"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes due 2012 (the "Old Notes") which Old Notes have also been guaranteed by such Alabama Guarantors.

      We have acted as special local counsel to the Alabama Guarantors solely in connection with issuing this opinion in connection with the above-identified transaction (the "Transaction"). We do not represent the Alabama Guarantors generally, and did not represent the Alabama Guarantors in any other respect in connection with the Transaction. This opinion letter is being delivered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended. In connection with this opinion, we have reviewed fully executed originals, or copies represented to us as accurate, of the following documents:


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February 13, 2003
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      1. The Indenture, dated August 15, 2002 (the "Indenture"), among the
Company, MQ Associates, Inc., the Alabama Guarantors, the other subsidiary guarantors of the Company, and Wachovia Bank, National Association, as Trustee, including the Guarantees of the Alabama Guarantors as set forth in Article XI of the Indenture;

      2. The Purchase Agreement, dated August 8, 2002 (the "Purchase Agreement") among the Company, MQ Associates, Inc. ("MQ Associates"), the Alabama Guarantors, other subsidiary guarantors of the Company and the Initial Purchasers named therein (the "Initial Purchasers");

      3. The Registration Rights Agreement, dated August 15, 2002, among the Company, MQ Associates, Inc., the Alabama Guarantors, the other subsidiary guarantors of the Company and the Initial Purchasers named therein;

      4. The First Supplemental Indenture, dated as of November 13, 2002, among Town & Country Open MRI, LLC, Clayton Open MRI, LLC, Wisconsin Diagnostic Imaging, Inc., Vienna Diagnostic Imaging, Inc., the Company, MQ Associates, Inc., the Alabama Guarantors, the other subsidiary guarantors of the Company party to the Indenture, and Wachovia Bank, National Association, as Trustee under the Indenture; and

      5. The Second Supplemental Indenture, dated as of December 20, 2002, among Brunswick Diagnostic Imaging, LLC, the Company, MQ Associates, Inc., the Alabama Guarantors, the other subsidiary guarantors of the Company party to the Indenture, and Wachovia Bank, National Association, as Trustee under the Indenture.

      All of the documents identified above are referred to hereinafter, collectively, as the "Transaction Documents". All references herein to the Transaction Documents (or to other documents identified therein) shall be deemed to refer only to such documents themselves and exhibits attached thereto and provided to us, but exclusive of other documents referred to or incorporated by reference therein. Terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

      In our capacity as special local counsel to the Alabama Guarantors, we have relied upon, among other things, the Alabama Guarantors' factual representations in the following described Secretary's and Manager's Certificate, delivered to us by or on behalf of each of the Alabama Guarantors, and the following described Officer's Certificate delivered to us by or on behalf of the Companies:

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February 13, 2003
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            Dothan Diagnostic Imaging, Inc., Imaging Services of
            Alabama, Inc., Mobile Open MRI, Inc., Montgomery Open MRI, LLC, Norwood Diagnostic Imaging, LLC Secretary's and Manager's Certificate, dated February 13,
            2003 (the "Secretary's and Manager's Certificate") and

            Anderson Diagnostic Imaging, Inc., Asheville Open MRI, Inc., Bioimaging at Charlotte, Inc., Bioimaging of Cool Springs, Inc., Bioimaging at Harding, Inc., Cabarrus Diagnostic Imaging, Inc., Cape Fear Diagnostic Imaging, Inc., Carolina Imaging, Inc. of Fayetteville Chapel Hill Diagnostic Imaging, Inc., Chattanooga Diagnostic Imaging, Inc., Dothan Diagnostic Imaging, Inc., Florida Diagnostic Imaging Center, Inc., Grove Diagnostic Imaging Center, Inc., Imaging Services of Alabama, Inc., Kansas Diagnostic Imaging, Inc., Kenosha Diagnostic Imaging, Inc., Lexington Open MRI, Inc., Mecklenburg Diagnostic Imaging, Inc., MedQuest Associates, Inc., Missouri Imaging, Inc., Mobile Open MRI, Inc., Occupational Solutions, Inc., Open MRI of Georgia, Inc., Open MRI & Imaging of Georgia, Inc., Open MRI & Imaging of Richmond, Inc., Palmetto Imaging, Inc., Phoenix Diagnostic Imaging, Inc., Piedmont Imaging, Inc. (Forsyth), Piedmont Imaging, Inc., South Carolina Diagnostic Imaging, Inc., Sun View Holdings, Inc., Texas Imaging Services of El Paso, Inc., Triad Imaging, Inc., Tyson's Corner Diagnostic Imaging, Inc., Virginia Diagnostic Imaging, Inc., Vienna Diagnostic Imaging, Inc., Wisconsin Diagnostic Imaging, Inc., Northeast Columbia Diagnostic Imaging, Inc., Carolinas Diagnostic Imaging, Inc., dated February 13, 2003 (the "Officer's Certificate").

      The Secretary's and Manager's Certificate and the Officer's
Certificate are herein collectively referred to as the "Officers' Certificates".

      In addition, we have obtained and relied upon such certificates of public officials as we have considered necessary or appropriate, including specifically, Certificates of Existence for each of the Alabama Guarantors issued by the Alabama Secretary of State,

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February 13, 2003
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dated December 20, 2002, and Certificates of Good Standing for each of the
Alabama Guarantors issued by the Alabama State Department of Revenue, dated December 18, 2002.

      For purposes of this opinion, the phrases "to our knowledge" or "known by us" shall have the meanings ascribed to them in the "Additional Assumptions, Qualifications, Limitations and Exceptions" portion of this letter.

      In connection with this opinion, we have investigated such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. We have not examined any contracts to which any Alabama Guarantor is a party. We have not searched or reviewed any files and records of or relating to the Alabama Guarantors. We have not researched the plaintiff or defendant indices of any county in Alabama or any other jurisdiction, whether state, federal, or foreign. We have conducted no UCC filing, judgment lien, or real estate recording search in any Probate Court in Alabama, nor with the Alabama Secretary of State's office, nor any similar office located in any other jurisdiction. We have examined only the Transaction Documents and the Officers' Certificate, the organizational documents and minutes attached to such Officers' Certificate (the "Organizational Documents"), and the certificates of existence and good standing from Alabama public officials as referred to herein.

                                   ASSUMPTIONS

      For purposes of the opinions expressed herein, we have assumed (in addition to any other assumptions stated elsewhere herein):

      (i) the genuineness of the signatures of all persons signing any document, instrument or certificate;

      (ii) the accuracy and completeness as of the date of this opinion of all factual matters set forth in the Transaction Documents and the Alabama Guarantors' Organizational Documents;

      (iii) that the Trustee and each Holder of the Securities either is qualified to transact business in Alabama, or is not required to qualify to do business in Alabama in order to enforce the Transaction Documents;

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February 13, 2003
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      (iv) that natural persons who are parties, or shareholders, officers, directors, members or managers of parties to the Transaction, have requisite legal capacity;

      (v) that there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence on the part of the Trustee, any Holder of the Securities, or any other party with respect to the Transaction or any other matter contemplated by any of the Transaction Documents;

      (vi) the authenticity and current effectiveness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity and current effectiveness of the original of all such certified, conformed or photostatic copies;

      (vii) that the Trustee, any Holder of the Securities and any other party to any of the Transaction Documents (other than the Alabama Guarantors) have all requisite power and authority, and have taken all necessary action on their parts, to entitle them to enforce any of the Transaction Documents to which they are parties in accordance with the terms thereof, to duly execute, deliver and perform such Transaction Documents, to effect the transactions contemplated thereby and to make the Transaction Documents the valid, legal and binding obligation of the Trustee, any Holder of the Securities, or any other party (other than the Alabama Guarantors), enforceable against it or them in accordance with the terms thereof;

      (viii) performance by the Trustee, by any Holder of the Securities, or by any other party to any of the Transaction Documents and all documents contemplated thereby (other than the Alabama Guarantors) will not violate applicable law;

      (ix) due and proper execution of the Transaction Documents, in the form reviewed by us, by all parties thereto;

      (x) that all certificates and all telegraphic and telephonic confirmations given by public officials have been properly given and are accurate;

      (xi) that the Transaction Documents fully state the agreement between the Alabama Guarantors and the other parties thereto;

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February 13, 2003
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      (xii) that the Transaction Documents, the Securities and all other documents, instruments and agreements necessary to consummate the Transaction (collectively, the "Additional Documents") have been duly executed and delivered by the parties thereto;

      (xiii) that as of the closing of the Transaction, all of the outstanding shares of capital stock or equity interests, as the case may be, of each Alabama Guarantor have been duly and validly authorized and issued, are fully paid and non-assessable and are held of record by MedQuest, Inc., free and clear of all Liens, charges, and encumbrances;

      (xiv) that the execution, delivery and performance by each of the Alabama Guarantors of each of the Transaction Documents to which each is a party, the issuance of the Guarantees and compliance by each of the Alabama Guarantors with the terms thereof and the consummation of the transactions contemplated thereby will not result in the violation of any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority applicable to the Alabama Guarantors;

      (xv) that the execution, delivery and performance of the Guarantees by each of the Alabama Guarantors is necessary to enable each of them to accomplish the objects for which they were created and are reasonably necessary or proper in the conduct of each of their respective businesses;

      (xvi) that each public authority document is accurate, complete and authenticate and all official public records (including their proper indexing and filing) are accurate and complete;

      (xvii) that the Trustee and any Holder of the Securities and any agent acting for any of the them in connection with the Transaction have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or interest transferred or created as a part of, the Transaction; and

      (xviii) that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

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February 13, 2003
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      Based on the foregoing and subject to the additional assumptions, qualifications and exceptions set forth below, we are of the opinion that:

      1. Based solely on the Certificates of Existence and Good Standing referred to herein, each of the Alabama Guarantors is duly organized, validly existing (as of December 20, 2002), and in good standing (as of December 18, 2002) under the laws of the State of Alabama.

      2. Based solely on the Organizational Documents, each of the Alabama Guarantors has full right, corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its respective obligations thereunder; and all action required to be taken by the Alabama Guarantors for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby by the Alabama Guarantors has been duly and validly taken.

      3. The guarantees of the Alabama Guarantors relating to the Exchange Securities required under Section 11.1 of the Indenture have been duly authorized by each of the Alabama Guarantors.

      4. The Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, which includes the Guarantees of the Alabama Guarantors, relating to the Exchange Securities, has been duly executed by each of the Alabama Guarantors.

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February 13, 2003
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      5. While the courts in Alabama exercise discretion in matters governing conflicts of law, and to some extent the decisions of such courts are based upon circumstances, facts and policies existing at the time of litigation, it is our opinion that the courts of the State of Alabama would give effect to the agreement contained in the Transaction Documents that each Transaction Document shall be governed by and construed in accordance with the internal laws of New York. This opinion is based upon the 1991 decision of the Alabama Supreme Court in CHERRY, BEKAERT & HOLLAND V. BROWN, 582 So. 2d 502 (Ala. 1991), in which that Court held:

                  Alabama follows the principle of "lex loci contractus," which states that a contract is governed by the laws of the state where it is made except where the parties have legally contracted with reference to the laws of another jurisdiction. Alabama law has long recognized the right of parties to an agreement to choose a particular state's laws to govern an agreement. . . However, this principle is qualified by the principles set out in BLALOCK
                  V. PERFECT SUBSCRIPTION CO., 458 F.Supp. 123
                  (S.D. Ala. 1978), and the cases following it.

                  . . .

                  While parties normally are allowed to choose another state's laws to govern an agreement, where application of that other state' laws would be contrary to Alabama policy, the parties' choice of law will not be given effect and Alabama law will govern the agreement.

582 So. 2d at 506, 507 (citations omitted)(choice of North Carolina law in accountant' covenant not to compete not enforceable against Alabama accountant since such covenants violate Alabama public policy when applied to professionals). ACCORD, EX PARTE EXXON CORP., 725 So. 2d 930, 933 (Ala.
1998)(parties may not, by contracting with reference to another state's law, "circumvent the clear intent of the Alabama legislature").

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February 13, 2003
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                     ADDITIONAL ASSUMPTIONS, QUALIFICATIONS,
                           LIMITATIONS AND EXCEPTIONS

      The foregoing opinions are subject to the following additional assumptions, qualifications, limitations and exceptions:

      1. Whenever in our opinions we indicate that the existence or absence of facts is based on our knowledge, we are referring to the actual current knowledge of partners and associates of Dominick, Fletcher, Yeilding, Wood & Lloyd, P.A. who have had substantive involvement in the representation of the Alabama Guarantors in connection with the Transaction contemplated by the Transaction Documents. Except as expressly set forth herein, we have not undertaken any independent investigation or verification of such matters (and we have not caused to be made any review of any records of the Alabama Guarantors, or any court files or indices) and no inference as to our knowledge concerning such facts should be drawn from our representation of the Alabama Guarantors or otherwise.

      2. We express no opinion regarding any provision of any Transaction Document which purports to vary or change by agreement any provision of applicable law which may not, by the terms of applicable law, be varied or changed by agreement.

      3. We express no opinion as to the applicability or effect of federal or state securities laws or any federal or state antitrust laws, except as expressly set forth herein.

      4. We express no opinions regarding any provision of any of the Transaction Documents relating to waivers.

      5. We express no opinion regarding any provision of any of the Transaction
Documents:

            (i) relating to indemnity, powers of attorney, releases from liability, exculpation, severability or set-off;

            (ii) which purports to restrict, or to deny effect to, oral amendments, consents or waivers;

            (iii) which permits, or purports to permit, a party to select or enforce multiple or inconsistent remedies;

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February 13, 2003
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            (iv) which permits, or purports to permit, a party to select the forum for the resolution of conflicts over the Transaction Documents or any of them, or to submit to the jurisdiction of any court, or to waive its right to trial by jury; or

            (v) which specifies that the Trustee, or the Holder of any Security, or any other person may apply funds to indebtedness in its discretion or in such order as it may select, or providing for application of funds to principal, charges or taxes prior to the application thereof to interest.

      6. We express no opinion regarding the existence, adequacy, payment or receipt of consideration.

      7. We express no opinion regarding any provision of any Transaction Document which purports:

            (i) to permit any party to enforce any remedy thereunder except in compliance with applicable provisions of the Alabama law, federal law, and other state and local laws; or

            (ii) to modify any standards of care imposed upon any person by Alabama law, by applicable federal law or other state or local laws, or to define such standards of care or to define standards of commercial reasonableness, reasonable notification or the like.

      8. We express no opinion regarding the accuracy or truth of any representation or warranty of any Alabama Guarantor in any Transaction Document; however, nothing has come to our attention to suggest that any representation or warranty contained therein is not accurate or truthful.

      9. Without limiting the generality of any other limitations set forth in this opinion letter, and notwithstanding anything to the contrary set forth herein, we do not express any opinion as to:

            (i) the state of title to any real or personal property which may be covered by the Transaction Documents, or the priority or perfection (or continuation thereof) of any lien, security interest, security title or other encumbrance purported to be created or perfected by the Transaction Documents;

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            (ii) any matter involving choice of law or conflicts of law;

            (iii) any matter involving licensure or certificate of needs statutes, rules or regulations; or

            (iv) any matter involving state or federal securities statutes, rules or regulations.

      10. To the extent the law of the State of Alabama applies any of the following rules to one or more of the provisions of any of the Transaction Documents, this opinion is subject to the effect of generally applicable rules of law that:

            (i) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

            (ii) may, where less than all of a contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

            (iii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

            (iv) may, in the absence of a waiver or consent, discharge a guarantor to the extent that:

            (A) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or

            (B) guaranteed debt is materially modified; and

            (v) may permit a party which has materially failed to render or offer performance required by any Transaction Document to cure that failure unless:

            (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or

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            (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the transaction document.

      11. Any and all opinions rendered by this firm in this letter are limited to the opinions expressly set forth herein, and no opinion is to be implied or inferred beyond the matters expressly so stated. Without implying any limitation upon the foregoing sentence, the following matters, including their effects and the effects of noncompliance, are not covered by implication or otherwise in this opinion letter, unless coverage thereof is specifically addressed herein:

            (i) local law;

            (ii) antitrust and unfair competition law;

            (iii) securities laws;

            (iv) fiduciary obligations;

            (v) pension and employee benefit law (E.G., ERISA);

            (vi) Regulations T, U and X of the Board of Governors of the Federal Reserve System;

            (vii) environmental law;

            (viii) zoning, land use, subdivision and other development law;

            (ix) Hart-Scott-Rodino, Exon-Florio and other laws related to filing requirements, other than charter-related filing requirements such as requirements for filing articles of merger;

            (x) bulk transfer laws;

            (xi) tax laws;

            (xii) patent, copyright, trademark and other intellectual property laws;

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            (xiii) racketeering laws, (E.G., RICO);

            (xiv) criminal statutes of general application, (E.G., mail fraud and wire fraud);

            (xv) health and safety laws, (E.G. OSHA);

            (xvi) federal and state laws, regulations and policies concerning:

            (A) national and local emergency, and

            (B) possible deference to acts of sovereign states; and

            (xvii) labor laws.

      12. In addition to, but not in limitation of, the qualifications, limitations and exceptions contained elsewhere in this opinion, certain provisions, waivers and remedies contained in the Transaction Documents may not be enforceable, but such unenforceability will not render any such document invalid as a whole or render inadequate the rights and remedies for enforcing the practical benefits provided by such document.

      13. Provisions in the Transaction Documents and any other related document stating that determinations and notices are conclusive and binding for all purposes in the absence of manifest error shall be read in the knowledge that any party thereto may be entitled to request proper evidence or to present to a court evidence to the contrary.

      14. All opinions expressed herein are subject to:

            (i) applicable bankruptcy, reorganization, receivership, insolvency, fraudulent conveyance, fraudulent transfer, moratorium, assignment, and general assignment for the benefit of creditors' laws, and other laws relating to or affecting the rights of creditors generally;

            (ii) general principles of equity (whether considered in an action, suit or proceeding at law or in equity) and the availability of the remedies of specific performance, injunctive relief, or other equitable remedies being limited by statute and/or

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being subject to the discretion of the court before which any proceeding therefor may be brought; and

            (iii) standards of good faith, fair dealing, reasonableness and unconscionability which may be applied by a court to the exercise of certain rights and remedies.

      15. We are not licensed to practice in, and therefore express no opinion as to the laws of, any jurisdiction other than the State of Alabama, or, to the extent applicable, the laws of the United States of America.

      16. The opinions expressed herein are limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein. Such opinions are as of the date hereof and limited to present statutes, laws and regulations and to the facts as represented to us. We assume no obligation to update or supplement these opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in law which may hereafter occur.

      This opinion letter is delivered solely for the benefit of the addressees and the holders of the New Notes, and their successors and assigns, in connection with the Transaction and the consummation of transactions contemplated thereby and may not used, relied upon, quoted from, circulated or delivered to any other person without our express prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1993 or the rules and regulations promulgated thereunder.


                            Very truly yours,

                            /s/ DOMINICK, FLETCHER, YEILDING, WOOD & LLOYD, P.A.

                                Dominick, Fletcher, Yeilding, Wood & Lloyd, P.A.